EXHIBIT 16.1





Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

October 9, 2003


Re:  TECHSYS, INC.


We have read Item 4 included in the Form 8-K/A dated October 2, 2003, of TechSys, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


---------------------------
/s/ SOBEL & CO., LLC
     Certified Public Accountants
     Livingston, New Jersey






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